Exhibit 99.1

CONTACTS
Company Contact:	Investor Relations Contact:
Wes Winnekins, CFO	Joe Dorame, Robert Blum, Joe Diaz
Health Fitness Corporation	Lytham Partners, LLC
(952) 897-5275	(602) 889-9700
E: fit@lythampartners.com
HealthFitness Announces Second Quarter
2009 Financial Results
Second quarter 2009 Highlights:
•	Secured a $1.3 million commitment from a Fortune 100 financial services company;
•	$3.1 million of new potential annualized revenue, net of contract terminations, was generated during the quarter from 7 new commitments and 3 customer expansions;
•	27 Requests for Proposal received;
•	Cash totaled $4.7 million compared to $1.3 million at December 31, 2008.
Minneapolis, MN — (August 5, 2009) – Health Fitness Corporation (NYSE Amex: FIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the second quarter ended June 30, 2009.
The company reported revenue of $18.8 million in the second quarter of 2009, in line with second quarter 2008 revenue of $18.8 million. Gross profit for the quarter increased 1.4 percent to $5.6 million compared to $5.5 million in the second quarter of 2008. Gross margin for the quarter was 29.9 percent compared to 29.4 percent in last year’s second quarter. The company reported net earnings of $0.36 million, or $0.04 per diluted share, the same as in the second quarter of 2008.
Three new health management commitments and three health management customer expansions were generated during the quarter, resulting in potential annualized revenue of $3.7 million, compared to $1.9 million generated in the same quarter last year, a 95% increase. Four new fitness management commitments were generated during the quarter, resulting in potential annualized revenue of $0.7 million, compared to $0.5 million of customer expansions in the same quarter last year, a 40% increase. Health and fitness management annualized revenue loss from contract cancellations during the quarter totaled $0.1 million and $1.2 million, respectively, versus $0.2 million in last year’s second quarter for fitness management. Net of contract cancellations, total potential annualized revenue generated during the second quarter of 2009 was $3.1 million, up 41 percent compared to $2.2 million in the comparable quarter of 2008.
Gregg Lehman, Ph.D., president and chief executive officer, said, “Our financial performance for the quarter came in as we expected. We had a very good quarter in terms of generating $4.4 million of potential annualized revenue from new fitness and health management business. The $3.7 million of potential annualized revenue from new health management business represents our best quarter since the second quarter of 2006. Some notable health management wins for the second quarter include a $1.2 million expansion of a middle market customer we secured during the first quarter, and a $1.3 million commitment from a Fortune 100 financial services company. Regarding our health management sales pipeline, we are currently among the finalists on 18 Requests for Proposal representing total potential annualized revenue of approximately

$10 million. Given the new commitments and expansions generated in the first half of the year, along with a strong sales pipeline, we are optimistic that 2010 will produce stronger top- and bottom-line results.”
“We are also very pleased with the four new fitness commitments we obtained during the quarter, which represents the highest number of wins since the fourth quarter of 2006. At the same time, the weak economy has further eroded our base of fitness revenue as evidenced by the $1.2 million of annualized revenue we will lose from second quarter contract cancellations. The good news is that the economy appears to be stabilizing, which makes us believe that contract cancellations may be lower during the second half of the year. When combined with approximately $3 million of potential annualized revenue in our fitness sales pipeline, there is a very good opportunity to start 2010 with positive revenue growth in our fitness segment.”
2009 Second Quarter Business Segment Information

Revenue and gross profit information by segment:
Health Management

	(in thousands)
	Q2 2009	Q2 2008
REVENUE
Staffing Services	$4,650	$4,569
Program Services	$4,186	$3,760
Total Health Mgmt.	$8,836	$8,329

	Q2 2009	Q2 2008
GROSS PROFIT
Staffing Services	$1,023	$1,238
Program Services	$2,186	$1,713
Total Health Mgmt.	$3,209	$2,951
During the second quarter, health management segment revenue grew 6.1 percent to $8.8 million compared to $8.3 million in the second quarter of 2008. Within the segment, staffing services revenue increased 1.8 percent and program services revenue grew 11.3 percent compared to the second quarter of the previous year. During the second quarter, compared to the same quarter last year, eHealth platform enrollment increased 34.3%, participation in biometric screenings increased 12.4 percent; health advising sessions increased 51.5 percent and health coaching enrollment increased 132.2 percent. The growth of these service areas represents important data points regarding the achievement of future participation and revenue goals.
Gross margin for the health management segment was 36.3 percent for the quarter, up from 35.4 percent for the prior-year period. Within the segment, gross margin for program services increased to 52.2 percent, from 45.6 percent for the prior-year period, primarily driven by improved pricing and cost management within screenings and health advising/coaching services. Gross margin for staffing services decreased to 22.0 percent for the quarter, compared to 27.1 percent for the prior-year period, which is attributed to higher wages and benefits for onsite staff.

Fitness Management

	(in thousands)
	Q2 2009	Q2 2008
REVENUE
Staffing Services	$9,272	$9,837
Program Services	$673	$650
Total Fitness Mgmt.	$9,945	$10,487

	Q2 2009	Q2 2008
GROSS PROFIT
Staffing Services	$2,115	$2,350
Program Services	$288	$236
Total Fitness Mgmt.	$2,403	$2,586
Fitness management segment revenue during the second quarter of 2009 decreased 5.2 percent compared to the same period last year. This anticipated decrease in revenue primarily reflects revenue lost due to contract terminations during the past twelve months.
Gross margin for the fitness management segment was 24.2 percent compared to 24.7 percent during the prior-year period.
Second Quarter RFPs
During the second quarter, the company received 15 new RFPs for health management services and 12 new RFPs for fitness management services. For the first six months of 2009, the company received 55 new RFPs for health management services and 14 new RFPs for fitness management services.
2009 First-Half Results
For the six months ended June 30, 2009, revenue increased 1.3 percent to $38.0 million, from $37.5 million for the same period last year. Gross profit increased 9.4 percent to $11.9 million from $10.9 million for the prior-year period. Gross margins for the six-month period increased to 31.3 percent compared to 29.0 percent during the prior year period. Net earnings for the six-month period increased 97.8 percent to $1.4 million compared to $0.69 million for the prior year period. Net earnings per diluted share totaled $0.13 compared to $0.07 for the same period last year.
Seven new health management commitments and three health management customer expansions were generated during the first six months, resulting in potential annualized revenue of $5.2 million, compared to $3.9 million generated in the same period last year, a 33% increase. Five new fitness management commitments were generated during the first six months, resulting in potential annualized revenue of $0.8 million, compared to $0.5 million of customer expansions in the same period last year, a 60% increase. Health and fitness management annualized revenue loss from contract cancellations during the first six months totaled $0.2 million and $1.6 million, respectively, versus $0.6 million in the same period last year for fitness management. Net of contract cancellations, total potential annualized revenue generated during the first six months of 2009 was $4.2 million, up 11 percent compared to $3.8 million in the comparable period of 2008.
Balance Sheet
The company ended its second quarter with $4.7 million in cash, compared to $1.3 million at December 31, 2008. Working capital at June 30, 2009, less cash, totaled $7.8 million compared to $9.4 million on December 31, 2008. At June 30, 2009, the company had no balance outstanding on its $3.5 million credit facility, and had stockholders’ equity of $29.8 million.

Mr. Lehman concluded, “As the healthcare reform debate progresses, the idea of healthy diets, physical activity and preventative care are increasingly being accepted as common sense approaches to improving quality of life and reducing healthcare costs. The large increases we have experienced in eHealth platform enrollments and the number of biometric screenings, health advising sessions and health coaching enrollees are strong indications that the concept of wellness is growing. Coupled with our ability to demonstrate a return on investment that generally exceeds 2 to 1, we believe that Health Fitness is viewed as a leading provider of integrated employee health improvement services, which should position us for continued growth in the quarters to come.”
Conference Call
The company will conduct a conference call today at 4:30 pm ET discuss its financial results for the second quarter ended June 30, 2009. Participants can dial (800) 860-2442 or (412) 858-4600 to access the conference call, or can listen via a live Internet web cast, which can be found at www.hfit.com. A replay of the call is available by visiting www.hfit.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 432598, through August 7, 2009.
About HealthFitness
HealthFitness is a leading provider of integrated employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of health and fitness management solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching, and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, statements relating to the state of the economy, the return on investment of the company’s programs, the strong finalist pipeline, the company’s optimism that 2010 will produce stronger top- and bottom-line results, the company’s belief that contract cancellations may be lower during the second half of the year, the opportunity to start 2010 with positive revenue growth in the fitness segment, and the company’s continued growth in the quarters to come, are forward-looking statements. In addition, the estimated annualized revenue value of new and lost contracts, customer expansions and outstanding requests for proposal are forward looking statements, which are based upon estimates of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity the company has recently experienced in its two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth the company expects to generate in 2009 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue the company may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and the company’s expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the company’s inability to deliver the health management services demanded by major corporations and other clients, its inability to successfully cross-sell health management services to its fitness management clients, its inability to successfully obtain new business opportunities, its failure to have sufficient resources to make investments, its ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, the continued deterioration of general economic conditions, contract cancellations, and other factors disclosed from time to time in the company’s filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2008 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update any forward-looking statements.
Financial tables on following pages

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
REVENUE	$18,780,909	$18,815,458	$37,988,139	$37,518,125

COSTS OF REVENUE	13,168,278	13,278,965	26,084,284	26,639,367

GROSS PROFIT	5,612,631	5,536,493	11,903,855	10,878,758

OPERATING EXPENSES
Salaries	3,172,648	3,026,310	6,116,403	5,998,687
Other selling, general and administrative	1,781,319	1,832,102	3,404,848	3,595,767
Amortization of trademarks and other intangible assets	24,759	42,770	49,517	85,540

Total operating expenses	4,978,726	4,901,182	9,570,768	9,679,994

OPERATING INCOME	633,905	635,311	2,333,087	1,198,764

OTHER INCOME (EXPENSE)
Interest expense	—	(3,208)	—	(4,131)
Other, net	556	(1,211)	1,527	1,074

EARNINGS BEFORE INCOME TAX EXPENSE	634,461	630,892	2,334,614	1,195,707

INCOME TAX EXPENSE	278,010	268,192	974,975	508,295

NET EARNINGS	$356,451	$362,700	$1,359,639	$687,412

NET EARNINGS PER COMMON SHARE:
Basic	$0.04	$0.04	$0.14	$0.07
Diluted	0.04	0.04	0.13	0.07

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	9,722,328	9,863,977	9,695,135	9,953,124
Diluted	10,137,907	9,992,369	10,071,685	10,140,886

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$4,689,079	$1,300,620
Trade and other accounts receivable, less allowances of $308,000 and $317,600	13,848,845	16,306,197
Inventory	305,666	347,510
Prepaid expenses and other	708,621	354,257
Deferred tax assets	288,626	288,626

Total current assets	19,840,837	18,597,210
PROPERTY AND EQUIPMENT, net	1,193,507	1,243,413
OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $1,619,000 and $1,301,300	2,137,540	1,977,071
Trademark, less accumulated amortization of $452,300 and $438,700	40,800	54,400
Other intangible assets, less accumulated amortization of $349,500 and $313,600	179,583	215,500

	$37,938,517	$36,633,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$1,420,153	$1,470,440
Accrued salaries, wages, and payroll taxes	3,008,662	2,632,329
Other accrued liabilities	883,133	1,664,710
Accrued self funded insurance	289,269	310,511
Deferred revenue	1,754,197	1,820,960

Total current liabilities	7,355,414	7,898,950
DEFERRED TAX LIABILITY	751,769	751,769
LONG-TERM OBLIGATIONS	—	—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value; 25,000,000 shares authorized; 10,077,750 and 9,647,404 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	100,778	96,474
Additional paid-in capital	28,740,589	28,263,803
Accumulated comprehensive loss from foreign currency translation	(76,355)	(83,835)
Retained earnings (accumulated deficit)	1,066,322	(293,317)

	29,831,334	27,983,125

	$37,938,517	$36,633,844